January 5, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (212) 272-8904

Mr. Samuel L. Molinaro, Jr.
Executive Vice President and Chief Financial Officer
The Bear Stearns Companies Inc.
383 Madison Avenue
New York, New York  10179

Re:	The Bear Stearns Companies Inc.
	Form 10-K filed February 14, 2005
	File No. 1-08989

Dear Mr. Molinaro:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



	                         					John P.
Nolan
								Accounting Branch Chief